BSE-Certificate Nutralab

Canada Ltd.

275 Don Park Road, Markham, Ontario, L3R 1C2,

Canada Tel: 905 -752 1823, Fax: 905- 752 1820 www.nutralab.ca

Agreement for Private Label & Custom Manufacturing

This agreement is entered on the June.20th 2011 between Nutralab Canada Ltd. (As "Nutralab”) located at 275 Don Park Road, Markham, ON. L3R IC2 Canada and NanoEssentials Ltd, (as “ Client’') located in 168 Konrad Crescent, Suite 200, Markham. ON. L3R 9T9, for the agreement that Nutralab Canada will provide contract manufacture service for NanoEssentials Ltd. under the terms and conditions as below.

The client would appoint Nutralab as its contract manufacturer for its private label product of dietary supplement under provided brand as Nano E-Drops, at unit price CAD $4.15/bottle for 9,000 bottles as the first batch. Payment term is agreed by both parties as 50% of Sales Confirmation Amount as down payment, 50% COD / 30N conditional (Proforma invoice amount). Nutralab Canada is not responsible for shipping, customs clearance, freight forward and etc. Nutralab Canada will manufacture and package the product and provide the support of product registration documentation to the client to meet the requirement of regulatory compliance, if applicable, at additional service fees.

Contract manufacturing

1.)

Confidentiality: Nutralab would conduct its custom manufacturing for the provided products at Nutralab GMP facilities approved by Health Canada. Nutralab should strictly follow Health Canada NHPD guidance to offer its customer for their need of quality dietary supplement products.

All of the product formula would be provided either by the clients or by Nutralab should be protected by a signed "Confidential & Non-disclosed Agreement "between two parties of Nutralab and the client. Two parties should not disclose the formula and any technical information to third parties without prior written permission from other party. Nutralab would retain the right to keep its confidential information, intellectual properties and related technical materials that should be not disclosed to its customers.

Upon the products, formula and any technical specification information are released from

Nutralab to the clients, the clients should agree not to re-produce and copy the materials and products using the name of Nutralab Canada for the purpose of any commercial and regulatory activities without prior permission of Nutralab.

2.) Procedure:

1. Quotation: Nutralab would provide a product quotation based on confirmed formula to the clients, the quotation is open for 30 days: Nutralab would reserve the right of changing the price anytime when our quotation is not confirmed with its acceptance with written notice from the client.

2. Production: After acceptance of the quotation, Nutralab may request a 50% down payment, in order to start proceeding of material preparation and manufacturing. Nutralab would try to complete the production in a shorter lead-time as possible (usually 6-8 weeks).

3. R&D and product formulation.  Nutralab would request for a fee for new product development that could cover the cost of materials and sample preparation. Pilot trial products, counter sample or pre-production sample certain fee would apply to new customers; or free of charge for existing customers upon receipt of confirmed purchase order.

Private label Branding & Regulatory Compliance and documentation

Nutralab would provide our service for regulatory consultation and product registration documentation to assist our domestic and international clients as per their request for product registration and regulatory compliance. Nutralab may act as a regulatory representative to help our domestic and international clients to obtain product (e.g. NPN and etc.) license and International Trade Certificate (ITC) on behalf of our customers. The service and documentation service may be provided as below.

a)

Branding Services & Product Development

1.

Label Content creation

2.

NPN Product License Submission to Health Canada

Nutralab Canada Agreement for private label & custom manufacturing | Confidential and disclosed to receiving party only

b)

Export Document Preparation.

(1)

GMP Certificate by Health Canada Manufacturing Site Licence by Health Canada

(2)

ITC (International Trade Certificate

(3)

Free-sale Certificate

(4)

Halal Certificate

(5)

Kosher Certificate

(6)

BSE-Certificate

(7)

Product Master File Preparation

a) Company Profile (PMF)

b) Composition. Master Formula

c) Method of Preparation

d) Certificate/Spec of Raw Materials

e) Certificate/Spec of Finished Products

f) Stability Test & Report ( Test fee extra)

g) Clinical Trail (Literature for NPN)

h) Label inner and outlook

C). Documents and Legalisation Service

Above documents, certificate application for exportation would be prepared by Nutralab Regulatory professional team, and all of the completed documents and certificates would be certified, stamped and legalized by government or commercial bureau and Export origin country Embassy in Ottawa. Ontario, Canada. All of above service and related legal expanse for the certificate and documents for international clients would be charged for a one-time fee of $3,000 (as a deposit) to confirm Nutralab's service. The deposit would be used for payment of any legal documents certified and legalised; 50% of the deposit would be paid back to the customer at first order invoice.

D) Terms of Payment

(1)

For related export documents required for International customer, a down-payment of $3,000 would be paid with sight agreement (One-time payment items) in advance ; 50% of the down payment would be returned back to Customer from first purchasing invoice

(2)

Payment terms for NPN Product Licence Submission: 30% in advance at order confirmation, 30% on submission of product files to Health Canada and 40% after receiving the NPN Product licenses. All above prices are in US dollar and does not include any sales taxes.

(3)

For production. 50% down payment of invoice amount is paid with PO. and balance is paid before delivery or paid by Wire transfer or T/T.

This agreement may be amended or modified as necessary when both parties agree upon change. However, any additional or deletion should not be treated as a new agreement and will not affect the remaining components of the agreement.

By signature below, the Agreement is accepted by the both parties:

This Agreement is between:

The customer company

Nutralab Canada Ltd.

Signature

/s/ Mirjana Hasanagic

Signature ______________________

President

Mirjana Hasanagic

Date:

Date: 06/30/2011

Nutralab Canada Agreement for private label & custom manufacturing | Confidential and disclosed to receiving party only